EXHIBIT 99.(T3)(B25)

COMPANY HAVING A SHARE CAPITAL

Memorandum of association of
NAC AVIATION UK 3 LIMITED

Each subscriber to this memorandum of association wishes to form a company under the Companies Act 2006 and agrees to become a member of the company and to take at least one share.

Name of each subscriber	Authentication
NAC Services UK Limited	Authenticated Electronically

Dated: 06/04/2017

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